UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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o	Soliciting Material Pursuant to §240.14a-12

PINNACLE AIRLINES CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To Our Stockholders:

On behalf of our Board of Directors and management, we are pleased to cordially invite you to attend the Pinnacle Airlines Corp. 2009 Annual Meeting of Stockholders.  As indicated in the attached notice, the meeting will be held at the Madison Hotel, 79 Madison Avenue, Memphis, Tennessee on Thursday, May 21, 2009, at 3:00 Central Time.  At the meeting, in addition to acting on the matters described in the attached Proxy Statement, there will be an opportunity to discuss other matters of interest to you as a stockholder.

We are again using the SEC’s new “e-proxy” rules, which allow us to make our Proxy Statement and related proxy materials available on the Internet. As a result, many of you may already have received a “Notice of Internet Availability of Proxy Materials.” That notice described how you can obtain our proxy materials (consisting of this Proxy Statement, a form of proxy card and our Annual Report to Stockholders for the year ended December 31, 2008). The e-proxy rules provide us the opportunity for cost savings on the printing and distribution of our proxy materials and we hope that, if possible and convenient for you, you will use them. Alternatively, you can receive paper copies of the proxy materials.

It is important that your shares be represented at the meeting.  Whether or not you plan to attend in person, you are requested to vote, sign, date and mail the enclosed proxy card in the envelope provided, or to vote by telephone or internet according to the enclosed instructions.

Sincerely,

Donald J. Breeding	Philip H. Trenary
Chairman of the Board	President, Chief Executive Officer and Director

April 7, 2009
Memphis, Tennessee

PINNACLE AIRLINES CORP.
1689 Nonconnah Blvd., Suite 111
Memphis, Tennessee 38132

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 21, 2009

To the Stockholders of Pinnacle Airlines Corp.:

The 2009 Annual Meeting of the Stockholders of Pinnacle Airlines Corp. (the "Company") will be held at the Madison Hotel, 79 Madison Avenue, Memphis, Tennessee on Thursday, May 21, 2009, at 3:00 Central Time, for the following purposes:

1.	To elect three Class II directors to serve a term expiring at the Annual Meeting of Stockholders to be held in 2012;
2.	To consider and act upon a proposal to amend the Company's 2003 Stock Incentive Plan;
3.	To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2009; and
4.	To consider and act upon any other matters that may properly come before the Annual Meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 26, 2009 as the record date for determination of the stockholders authorized to receive notice of and to vote at the meeting.

      By Order of the Board of Directors,

    Peter D. Hunt
    Vice President, Chief Financial Officer and Corporate Secretary

Memphis, Tennessee
April 7, 2009

Please authorize your proxy or direct your vote (i) by internet or telephone or (ii) if you received a paper copy, by promptly mailing the enclosed form of proxy in the envelope provided, even if you plan to attend the meeting in person.  If you mail the proxy card, no postage is required if mailed in the United States.  If you do attend the meeting in person and want to withdraw your proxy, you may do so as described in the enclosed proxy statement and vote in person on all matters properly brought before the meeting.

  i

PINNACLE AIRLINES CORP.
1689 Nonconnah Blvd., Suite 111
Memphis, Tennessee 38132

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2009

General Information

Solicitation of Proxies

Pinnacle Airlines Corp. (referred to in this Proxy Statement as the “Company,” “we,” and “us”) is an airline holding company that operates two independent, wholly owned subsidiaries, Pinnacle Airlines, Inc. (“Pinnacle”) and Colgan Air, Inc. (“Colgan”).

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company for use at the Annual Meeting of Stockholders to be held on Thursday, May 21, 2009 at the Madison Hotel, 79 Madison Avenue, Memphis, Tennessee, at 3:00 Central Time or any postponement or adjournment thereof (the "Annual Meeting").  This Proxy Statement and the accompanying proxy, which are accompanied by a copy of our 2008 Annual Report, are first being mailed or otherwise delivered to stockholders on or about April 7, 2009.

The cost of this solicitation, including all expenses incurred in preparing, printing and mailing this Proxy Statement, will be borne by the Company.  In addition to solicitation by mail, proxies may be solicited by certain directors, officers and employees of the Company in person and by telephone.  Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.  The Company also will request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record.  The Company will reimburse such persons for their expenses in connection therewith.

In accordance with rules and regulations recently adopted by the Securities and Exchange Commission (the “SEC”), we may now furnish to our stockholders proxy materials, including our Annual Report to Stockholders, on the Internet. On or about April 7, 2009, we will send electronically an annual meeting package personalized with profile and voting information (“Electronic Delivery”) to those stockholders that have previously signed up to receive their proxy materials via the Internet. On or about April 7, 2009, we will begin mailing a Notice of Internet Availability of proxy materials (the “E-Proxy Notice”) to those stockholders that previously have not signed up to receive their proxy materials on the Internet. If you received the E-Proxy Notice by mail, you will not automatically receive a printed copy of the proxy materials or the Annual Report to Stockholders. If you received the E-Proxy Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the E-Proxy Notice.

The SEC’s rules regarding the delivery of proxy materials to stockholders permit us to deliver a single copy of these documents to an address shared by two or more of our stockholders. This method of delivery is called “householding,” and can significantly reduce our printing and mailing costs. It also reduces the volume of mail you receive. This year, we are delivering only one set of proxy materials to multiple stockholders sharing an address, unless we receive instructions to the contrary from one or more of the stockholders. We will still be required, however, to send you and each other stockholders at your address an individual proxy voting card. If you would like to receive more than one set of proxy materials, we will promptly send you additional copies upon written or oral request directed to our Corporate Secretary at 1689 Nonconnah Blvd., Suite 111, Memphis, Tennessee 38132 or (901) 348-4100. The same phone number and address may be used to notify us that you wish to receive a separate set of proxy materials in the future, or to request delivery of a single copy of our proxy materials if you are receiving multiple copies.

Voting of Proxies

Whether or not you plan to attend the Annual Meeting, please take the time to vote your shares as soon as possible. Before the meeting, you may vote your shares in one of the following three ways: by completing, signing and returning the enclosed proxy card in the postage-paid envelope; by using the telephone, as instructed in your proxy materials; or by using the Internet by visiting the following website: www.proxyvote.com.  Using the enclosed instructions, you are requested to vote, sign, date and mail your proxy using the postage-paid envelope provided. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted as recommended by the Board of Directors.

Outstanding Shares and Voting Rights

The Board of Directors has set March 26, 2009 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.  On the Record Date, there were outstanding 18,342,334 shares of common stock, par value $0.01 per share (the "Common Stock").  Subject to certain limitations on voting by non-U.S. citizens discussed below, each share of the Company's common stock is entitled to one vote per share on the matters proposed.

The Company's certificate of incorporation provides that no shares of its capital stock may be voted by or at the direction of persons who are not U.S. citizens unless such shares are registered on a separate stock record. The Company's bylaws further provide that no shares will be registered on such separate stock record if the amount so registered would exceed U.S. foreign ownership restrictions. U.S. law currently limits to 25% the voting power in the Company (or any other U.S. airline) of persons who are not citizens of the U.S.

Revocation of Proxies

A proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to the voting of the proxy by written notice to the Office of the Secretary of the Company, by delivery of a later-dated proxy, either by mail or by telephone, prior to the voting of the proxy, or by voting in person at the Annual Meeting.  If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

Quorum; Vote Required

A quorum of stockholders is necessary for a valid meeting. The required quorum for the transaction of business at the 2009 Annual Meeting is a majority of the total outstanding shares of common stock entitled to vote at the meeting, either present in person or represented by proxy. Abstentions and broker non-votes will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.  (A broker non-vote occurs under stock exchange rules when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given).  Proposal 1, regarding the election of the Class II directors, requires for the election of each director candidate a plurality of the votes cast at the meeting in person or represented by proxy, so that abstentions and broker non-votes will have no effect on such election.  Adoption of Proposals 2 and 3 require the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.   Thus, abstentions are the functional equivalent of a "no" vote for Proposals 2 and 3.  Broker non-votes are treated under Delaware law as present, but not as entitled to vote on a particular matter, and thus not shall be counted in the vote for or against Proposals 2 and 3.

Stockholder Communications with Directors

Stockholder or interested party communications with the Board of Directors should be addressed to “Chairman of the Nominating and Governance Committee, c/o Corporate Secretary, 1689 Nonconnah Blvd., Suite 111, Memphis, Tennessee 38132." Electronic communications should be sent to investorrelations@pncl.com. All communications so received will be opened by the office of our Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the Chairman of the Nominating and Governance Committee.

Directors are encouraged to attend the Annual Meeting of Stockholders. All of the Company’s directors serving at the time of the meeting attended the 2008 Annual Meeting of Stockholders.

Proposal 1:

ELECTION OF DIRECTORS

It is the intention of the persons named in the enclosed form of proxy, unless otherwise instructed, to vote duly executed proxies for the election of the nominees for director listed below. Pursuant to the Company's bylaws, directors will be elected by a plurality of the votes duly cast at the Annual Meeting. If elected, the nominees will serve as Class II directors and will hold office until the Annual Meeting of Stockholders to be held in 2012 and until successors have been duly elected and qualified. The Company does not expect the nominees to be unavailable to serve for any reason, but if that should occur before the Annual Meeting, the Company anticipates that proxies will be voted for another nominee to be selected by the Board of Directors.

General

The Company's Board of Directors currently consists of nine persons: three Class II directors with terms expiring at this 2009 Annual Meeting of Stockholders, three Class III directors with terms expiring at the 2010 Annual Meeting of Stockholders and three Class I directors with terms expiring at the 2011 Annual Meeting of Stockholders.  There is no family relationship between the nominees for directors and any other director or executive officer.

At the Annual Meeting, stockholders will vote on the nominees for Class II directors listed below. The nominees are currently the Company's only Class II directors.

Information Concerning Common Stock Class II Director Nominees

Class II Directors

Donald J. Breeding, age 74, has been a member of our Board of Directors since January 2003 and has been Chairman of our Board since November 2007. Mr. Breeding was President and Chief Executive Officer of Airline Management, LLC from 1997 to 2007. From 1992 to 1997, he served as President, Chief Executive Officer and Director of Continental Micronesia, a majority owned subsidiary of Continental Airlines, and from 1988 to 1992 he served as Senior Vice President, Operations of Continental Airlines. Prior to joining Continental Airlines, he served in a number of executive positions for Eastern Airlines and Texas International Airlines. Mr. Breeding is also a Director of Reliant Energy.

Susan M. Coughlin, age 63, was appointed to our Board of Directors in December 2008.  Ms. Coughlin has been the founder and President of Air Safety Management Associates, a consulting firm serving transportation clients, since 1997.  From February 1990 through April 1994, she was a Member and Vice Chairman of the National Transportation Safety Board (NTSB). Prior to her appointment to the NTSB, Ms. Coughlin was Deputy Federal Railroad Administrator from 1987 until January 1990.  She held executive positions in the transportation industry since 1981, including President and Chief Executive Officer of the Aviation Safety Alliance.  Ms. Coughlin is also a director of Sensis Corporation.

R. Philip Shannon, age 61, has been a member of our Board of Directors since July 2003. He was an Assurance Partner with KPMG LLP from 1984 to 2001. Previously, he held other positions with the firm from 1972 to 1984. While with the firm, he served as a member of the National Industrial Products Committee and the Southeast Area Manufacturing Committee, and was Partner in Charge of the Southeast Area Industrial Products Group.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE, WHICH IS DESIGNATED AS PROPOSAL 1 ON THE PROXY.

Other Common Stock Directors

Class III Directors

Thomas S. Schreier, Jr., age 46, has been a member of our Board of Directors since January 2003. Mr. Schreier has been Chief Executive Officer of FAF Advisors since November 2000 and President of First American Funds since February 2001. From 1998 to November 2000, Mr. Schreier served as Senior Managing Director and Head of Equity Research for U.S. Bancorp Piper Jaffray, Inc. Prior to joining U.S. Bancorp Piper Jaffray, Inc., Mr. Schreier was a Senior Airline Equity Analyst and Director in the Equity Research department at Credit Suisse First Boston. He also served as Vice President of Finance for Northwest from May 1995 to August 1996.

Alfred T. Spain, age 64, has been a member of our Board of Directors since January 2008. Mr. Spain has held many positions in the airline industry, most recently serving as Senior Vice President of Operations for JetBlue Airways from 1999 to 2006.  Prior to joining JetBlue, Mr. Spain served in a number of positions at Continental Airlines and its majority owned subsidiary, Continental Micronesia, from 1984 to 1997.

Nicholas R. Tomassetti, age 73, has been a member of our Board of Directors since January 2003. Mr. Tomassetti has been President and Chief Executive Officer of NRT Associates since January 2002. From March 2000 through January 2002, he served as President and Chief Executive Officer of Airbus North America Holdings, Inc. and from 1994 to March 2000, he served as President and Chief Operating Officer of that company. Prior to joining Airbus, Mr. Tomassetti served in a number of executive positions for Douglas Aircraft Corporation and Pratt & Whitney.

Class I Directors

Ian Massey, age 58, was appointed to our Board of Directors in January 2006.  Mr. Massey has been Executive Vice President at Republic Financial Corporation, a Denver-based investment company, since 2001. Mr. Massey has overseen the development and growth of Republic's Aviation, Private Equity and Marketing & Communications Groups, and is a Board member of three of Republic’s portfolio companies.  Mr. Massey graduated from Loughborough University in England in 1973 with a degree in Aeronautical Engineering.  From 1980 to 1991, he held several positions at British Aerospace, including divisional finance director in the regional aircraft division. From 1991 to 2001, he served as Chief Financial Officer at Airbus Industrie in Toulouse, France.  Mr. Massey is also a member of the Board of Directors of Vought Aircraft Industries, Inc.

James E. McGehee, Jr., age 79, has been a member of our Board of Directors since March 2004 and has been Chairman and owner of McGehee Realty and Development Company, located in Memphis, Tennessee, since 1967.  Mr. McGehee was Chairman of the Board and Chief Executive Officer for McGehee Mortgage Company from 1951 through 1985. Mr. McGehee served as Chairman of the Memphis-Shelby County Airport Authority Board of Commissioners from 1981 through 1996.  Additional organizations he has served are National Commerce Financial Corporation’s Board of Directors, Rhodes College Board of Trustees, Baptist Memorial Hospital Advisory Board and the Campbell Clinic Foundation Board of Trustees.

Philip H. Trenary, age 54, has been a member of our Board of Directors since March 2004 and has been President and Chief Executive Officer of the Company since April 1997. Mr. Trenary was the founder of Lone Star Airlines and served as Chief Executive Officer of that company from 1984 to 1996.

No director will be deemed to be independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company, directly or as an officer, share owner or partner of an organization that has a relationship with the Company.  The Board observes all criteria for independence established by the NASDAQ Stock Market (“NASDAQ”) listing standards and other governing laws and regulations.

In its annual review of director independence, the Board considers all commercial, banking, consulting, legal, accounting, charitable or other business relationships any director may have with the Company.  As a result of this annual review, the Board has determined that all of the directors, with the exception of Mr. Trenary, are independent.  Mr. Trenary is not independent because of his position as President and Chief Executive Officer of the Company.  Even though he is not independent, Mr. Trenary has contributed to the Board and the Company through his experience, expertise and judgment.

Proposal 2:

AMENDMENT TO THE 2003 STOCK INCENTIVE PLAN

The Company has heretofore maintained the 2003 Stock Incentive Plan (the “2003 Plan”) pursuant to which stock options have been awarded to key employees and non-employee directors. When the 2003 Plan was amended in May 2004, 2,152,000 shares of common stock were authorized under the 2003 Plan.  At the 2008 Annual Meeting of Stockholders, the stockholders approved an amendment that increased the total shares authorized from 2,152,000 shares to 3,152,000 shares.  However, subsequent to the stock option and restricted stock grants made to key employees and non-employee directors in January 2009 related to 2008 performance, only 533,000 shares remain available for grant. The Board of Directors believes the lack of stock options available for grant will adversely affect the Company's ability to attract and retain key executives and accordingly has recommended an amendment to the 2003 Plan, subject to approval at the 2009 Annual Meeting, to increase the authorized number of shares available by 1,000,000 shares. If the amendment is approved by the Company’s stockholders, the total shares available under the 2003 Plan would be 4,152,000 shares, of which only 1,533,000 would be eligible for grant.

2003 Stock Incentive Plan

We adopted the 2003 Plan effective November 21, 2003. The 2003 Plan permits the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock and other stock-based awards to employees or directors of Pinnacle Airlines Corp. or our subsidiaries. A maximum of 3,152,000 shares of common stock may be subject to awards under the 2003 Plan. The maximum number of shares of common stock for which options and stock appreciation rights may be granted during a calendar year to any participant is 500,000. The number of shares issued or reserved pursuant to the 2003 Plan (or pursuant to outstanding awards) is subject to adjustment on account of mergers, consolidations, reorganizations, stock splits, stock dividends and other dilutive changes in the common stock. Shares of common stock covered by awards that expire, terminate or lapse will again be available for grant under the 2003 Plan.

Administration

The 2003 Plan is administered by the Compensation Committee of our Board of Directors, (the “Compensation Committee”) which may delegate its duties and powers to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as "non-employee directors'' within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (or any successor rule thereto) and "outside directors'' within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code''). The Compensation Committee has the sole discretion to determine the employees and directors to whom awards may be granted under the 2003 Plan and the manner in which such awards will vest. Options, stock appreciation rights, restricted stock and other stock-based awards are granted by the Compensation Committee to employees and directors in such numbers and at such times during the term of the 2003 Plan as the Compensation Committee will determine. In addition, although it has not done so heretofore, the Compensation Committee may grant performance-based awards, deductible by us under Section 162(m) of the Internal Revenue Code, based on the attainment of written, objective performance goals established by the Compensation Committee for a performance period.  Any performance-based awards would be subject to certain limitations which are set forth in the 2003 Plan.

Options

The Compensation Committee determines the option price for each option, but options must have an exercise price that is at least equal to the fair market value of the common stock on the date the option is granted. An option holder may exercise an option by written notice and payment of the option price in (1) cash, (2) by the surrender of a number of shares of common stock already owned by the option holder for at least six months with a fair market value equal to the exercise price, (3) a combination of cash and common stock (as qualified by clause (2)); or (4) through the delivery of irrevocable instructions to a broker to sell shares obtained upon the exercise of the option and to deliver to the Company an amount out of the proceeds of the sale equal to the aggregate option price for the shares being purchased. Alternatives (2) and (3) are available at the discretion of the Compensation Committee.

Stock Appreciation Rights

The Compensation Committee may grant stock appreciation rights independent of or in connection with an option. The exercise price per share of a stock appreciation right will be an amount determined by the Compensation Committee, but will be at least equal to the fair market value of the common stock on the date the stock appreciation right is granted. Generally, each stock appreciation right will entitle a participant upon exercise to an amount equal to (1) the excess of (A) the fair market value on the exercise date of one share of common stock over (B) the exercise price, times (2) the number of shares of common stock covered by the stock appreciation right. Payment will be made in common stock or in cash, or partly in common stock and partly in cash, all as determined by the Compensation Committee.

Other Stock-Based Awards

The Compensation Committee may grant awards of restricted stock units, common stock, and restricted stock and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, shares of common stock. The other stock-based awards will be subject to the terms and conditions established by the Compensation Committee. No other stock-based award may be granted based upon an initial reference value that is less than the fair market value of the common stock on the date of grant.

Transferability

Unless otherwise determined by the Compensation Committee, awards granted under the 2003 Plan are not transferable other than by will or by the laws of descent and distribution.  The Compensation Committee may, in its sole discretion, permit assignability of any nonqualified stock option to a member of the optionee’s immediate family or to a charitable organization.

Other Amendments

The 2003 Plan is attached to this Proxy Statement as Appendix A.  Not reflected in the Appendix is the proposed increase in the number of shares covered by the 2003 Plan, which the stockholders are being asked to approve in Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR'' APPROVAL OF THE AMENDMENT TO THE 2003 STOCK INCENTIVE PLAN AS DESCRIBED ABOVE, WHICH IS DESIGNATED AS PROPOSAL 2 ON THE PROXY.

Proposal 3:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors (the “Audit Committee”) desires to continue to engage the services of Ernst & Young LLP (“E&Y”) for the year ending December 31, 2009. Accordingly, the Audit Committee expects to reappoint E&Y to audit the financial statements of the Company for 2009 and report on those financial statements.  Stockholders are being asked to vote upon the ratification of the appointment.

All services provided by E&Y during the fiscal year 2008 were pre-approved by the Audit Committee.  The aggregate fees billed by E&Y for various services provided during 2008 and 2007 were:

Type of Fees	2008	2007
Audit Fees	$757,320	$1,068,525
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-
Total	$757,320	$1,068,525

In the above table, in accordance with SEC definitions and rules, "audit fees" are fees billed to the Company for professional services for the audit of the Company's consolidated financial statements included in Form 10-K and review of financial statements included in Forms 10-Q, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; "audit-related fees" are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements; "tax fees" are fees billed for tax compliance, tax advice and tax planning; and "all other fees" are fees billed for any services not included in the first three categories.  Audit fees in 2008 and 2007 included billings of E&Y related to its annual audit of the Company's financial statements, review of the Company's quarterly financial statements and audit of the effectiveness of the Company’s internal control over financial reporting.

            Representatives of E&Y will be present at the Annual Meeting and will be available to respond to relevant questions and make a statement should they so desire.

Vote Required For Ratification

    The Audit Committee is responsible for selecting the Company’s independent registered public accounting firm. Accordingly, stockholder approval is not required to appoint E&Y as the Company’s independent registered public accounting firm for 2009. The Board of Directors believes, however, that submitting the expected appointment of E&Y to the stockholders for ratification is a matter of good corporate governance. If the stockholders do not ratify the appointment, the Audit Committee will reconsider E&Y’s appointment and review its future selection of the independent registered public accounting firm.

The ratification of the expected appointment of E&Y as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS, WHICH IS DESIGNATED AS PROPOSAL 3 ON THE PROXY.

OTHER MATTERS

We have not received notice as required under our bylaws of any other matters to be proposed at the meeting. Consequently, the only matters to be acted on at the meeting are those described in this Proxy Statement, along with any necessary procedural matters related to the meeting. As to procedural matters, or any other matters that are determined to be properly brought before the meeting calling for a vote of the stockholders, it is the intention of the persons named in the accompanying proxy, unless otherwise directed in that proxy, to vote on those matters in accordance with their best judgment.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Committees Established by the Board

The Board of Directors has established standing committees to assist it in the discharge of its responsibilities.  The principal committees, their current members and the principal responsibilities of each are described below.

During 2008, the Board of Directors met 19 times and its standing committees met a total of 39 times.  Each director (except Ms. Coughlin who did not join the Board of Directors until December 2008) attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of each committee of which he was a member, which were held during the period in which that person was a director or committee member.

The Audit Committee

The Board of Directors has adopted a written charter for the Audit Committee, which is available under the Corporate Governance section of our website, www.pncl.com. The members of the Audit Committee are Messrs. Shannon, Chairman of the Committee, Massey and Schreier. Each of the committee members is independent as defined under and required by the federal securities laws and NASDAQ listing standards. Additionally, the Board of Directors has determined that Mr. Shannon qualifies as an audit committee financial expert under the federal securities laws. The Audit Committee met ten times during 2008. The Audit Committee's principal duties are:

•
to retain, compensate, oversee and terminate any registered public accounting firm in connection with the preparation or issuance of an audit report (and to seek stockholder ratification of the firm so retained);

•	to approve all audit services and any permissible non-audit services provided by the independent auditors;
•	to receive the direct reports from any registered public accounting firm engaged to prepare or issue an audit report;
•	to review and discuss annual audited and quarterly unaudited financial statements with management and the independent auditors;
•	to review with management and the independent auditors the report of management on the effectiveness of the Company’s internal control over financial reporting as required by Sarbanes-Oxley;
•	to review with the independent auditor any audit problems and management's response;
•	to discuss earnings releases, financial information and earnings guidance provided to analysts and rating agencies;
•	to meet periodically and separately with management, internal auditors and the independent auditors;
•	to establish procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters;
•
to obtain and review, at least annually, an independent auditors' report describing the independent auditors' internal quality-control procedures and any material issues raised by the most recent internal quality-control review of the independent auditors or any inquiry by governmental authorities;

•	To review the Company’s overall business risk assessments and related risk management policies, procedures and plans; and
•	to report regularly to our full Board of Directors with respect to any issues raised by the foregoing.

Report of the Audit Committee

The Audit Committee has reviewed and discussed our audited financial statements with management, which has primary responsibility for the preparation of those financial statements.  The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, Sarbanes-Oxley and other matters required by the Audit Committee's charter.  The Audit Committee has received the written disclosures and the letter from the independent public accountants required by Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence.”  The Audit Committee discussed the independence of the independent accountants.  Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission ("SEC").

Audit Committee
R. Philip Shannon, Chairman
Ian Massey
Thomas S. Schreier, Jr.

The Compensation Committee

The Compensation Committee, which met ten times during the Company's latest fiscal year, operates under a written charter, which is available under the Corporate Governance section of our website, www.pncl.com. The Compensation Committee is composed of Messrs. Massey, Chairman of the Compensation Committee, Breeding, McGehee and Shannon, all of whom are independent as defined under NASDAQ listing standards.

The principal duties of the Compensation Committee are as follows:

•	to review key employee compensation policies, plans and programs;
•
to review, approve and recommend to the Board the compensation of the Company's Chief Executive Officer (“CEO”) and the other executive officers of the Company and its subsidiaries, which is then approved by the Board;

•	to review, approve and recommend to the Board any employment contracts or similar arrangement between the Company and any executive officer of the Company;
•	to review and recommend to the Board with respect to succession planning for officers and senior employees;
•	to review and consult with the Company's CEO concerning selection of officers, management succession planning, performance of individual executives and related matters; and
•
to administer our stock plans, incentive compensation plan programs and any such plans that the Board may from time to time adopt and to exercise all the powers, duties and responsibilities of the Board of Directors with respect to such plans.

All particular compensation levels, goals, objectives, plans, policies and programs recommended by the Compensation Committee are subject to approval by the Board before implementation by the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management, among other things, the section of this Proxy Statement captioned “Compensation Discussion and Analysis.”  Based on that review and discussion, the Compensation Committee has recommended to our Board that the “Compensation Discussion and Analysis” section be included in this Proxy Statement.

Compensation Committee
Ian Massey, Chairman
Donald J. Breeding
James E. McGehee, Jr.
R. Philip Shannon

Compensation Committee Interlocks and Insider Participation

During 2008, no member of the Compensation Committee was or had been an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K.

During 2008, none of the executive officers of the Company was a member of the Board of Directors, or any committee thereof, of any other entity that employed any member of the Company’s Compensation Committee or Board of Directors.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors (the "Nominating Committee"), which met six times during the Company’s latest fiscal year, operates in accordance with its charter, which is available under the Corporate Governance section of our website, www.pncl.com. The Nominating Committee is composed of Messrs. Tomassetti, Chairman of the Committee, Massey, Breeding, and Ms. Coughlin who joined the Committee in January 2009. All members of the nominating committee are independent as defined under NASDAQ listing standards.

The principal duties of the Nominating Committee are as follows:

•	to recommend nominees for election to the Board by the stockholders at the Annual Meeting;
•
to make recommendations to the Board of Directors regarding corporate governance matters and practices, and to oversee periodic self-assessments of the Board, its individual members and each of its committees;

•	to make recommendations to the Board on the establishment and responsibilities of various committees, including as necessary, special committees of the Board;
•	to make recommendations concerning membership on Board Committees and the rotation of members and chairs;
•
to develop and recommend to the Board Corporate Governance Principles applicable to the Company, review and reassess the adequacy of the Corporate Governance Principles and recommend changes to the Board for approval; and

•	to develop and recommend to the Board a program for Board education and training.

The Nominating Committee identifies candidates for nominees based upon both its criteria for evaluation and the candidate's previous service on the Board. Additionally, the Nominating Committee may use the services of a search company in identifying nominees. Although the Nominating Committee has not determined specific minimum qualifications for its nominees, it evaluates candidates that it has identified based upon:

•	character, personal and professional ethics, integrity and values;
•	executive level business experience and acumen;
•	relevant business experience or knowledge (although preference may be shown for experience in or knowledge of the aviation and travel/leisure industries, it is not a prerequisite);
•	skills and expertise necessary to make significant contributions to the Company, its Board and its stockholders;
•	business judgment;
•	availability and willingness to serve on the Board;
•	independence requirements under NASDAQ listing standards;
•	potential conflicts of interest with the Company or its stockholders taken as a whole; and
•	accomplishments within the candidate's own field.

The Nominating Committee has adopted a policy with regard to considering a stockholder's nominee. To submit a nominee for consideration, a stockholder must provide to the Nominating Committee:

•	proof of the stockholder's eligibility to submit proposals in accordance with Rule 14a-8(b) of the Exchange Act of 1934, as amended;
•	a complete description of the candidate's qualifications, experience and background; and
•	the candidate's signed consent to serve on the Board.

In general, the Nominating Committee will evaluate a candidate identified by a stockholder using the same standards as it uses for candidates it identifies. Before recommending a stockholder's candidate, the Nominating Committee may also:

•	consider whether the stockholder candidate will significantly add to the range of talents, skills and expertise of the Board;
•	conduct appropriate verifications of the background of the candidate; and
•	interview the candidate or ask the candidate for additional information.

The Nominating Committee has full discretion not to include a stockholder's candidate in its recommendation of nominees to the Board. If the Nominating Committee does not recommend a stockholder's candidate to the Board, it will not make public the reason or reasons for its decision.

The Finance Committee

The Finance Committee of the Board of Directors, which met nine times during the Company's latest fiscal year, is composed of Messrs. Schreier, Chairman of the Committee, McGehee, Spain and Tomassetti.  The principal duties of the Finance Committee are as follows:

•
to review all capital expenditures on behalf of the Company in excess of $250,000. The Finance Committee has the authority to approve all transactions involving capital expenditures on behalf of the Company that are in excess of $250,000 but less than $1,000,000. The Finance Committee makes recommendations to the Board of Directors regarding any transaction involving capital expenditures of $1,000,000 or greater;

•	to review and make recommendations to the Board of Directors regarding the following:
(1)	the Company’s annual operating and capital budget;
(2)	all forms of major financing, including the issuance of securities, corporate borrowings and investments and lease financing; and
(3)	the Company’s dividend policy and any stock repurchase program; and
•	to review and consult with management regarding the following:
(1)	the Company’s financial planning activities, capital structure, financial condition and liquidity requirements;
(2)	the Company’s financial risk management policies; and
(3)	the Company’s investment policies other than investment policies and funding requirements with respect to our employee benefit plans.

The Operational Performance and Safety Committee

The Operational Performance and Safety Committee of the Board of Directors met four times during the year. This committee is currently comprised of Messrs. Spain, Chairman of the Committee, Breeding, Tomassetti, and Ms. Coughlin who joined the Committee in January 2009. The Board of Directors has authorized the Operational Performance and Safety Committee to review all information that the Company has available regarding, and to speak with all Company personnel, agents and vendors involved in, its operational performance and its safety and security efforts.  Based upon that input, the Committee is authorized to make recommendations to management in those areas and to report its findings and recommendations to the Board of Directors.

EXECUTIVE OFFICERS

The following is a brief discussion of the business experience of the Company's executive officers who do not also serve on the Board of Directors:

Douglas W. Shockey, age 50, has been Vice President and Chief Operating Officer of the Company since September 2002. Mr. Shockey was Vice President, Maintenance and Engineering from December 1995 to August 2002. Prior to joining the Company, Mr. Shockey was Vice President, Maintenance and Engineering for Flagship Airlines from 1988 to 1995. Previously, Mr. Shockey was Vice President of Air Midwest from 1984 to 1988.

Peter D. Hunt, age 39, has been Vice President and Chief Financial Officer of the Company since December 2004.  Prior to joining the Company, Mr. Hunt was Managing Director, Corporate Finance at Continental Airlines, Inc. from 2000 to 2004.  Mr. Hunt also served in several finance positions of increasing responsibility at Continental Airlines, Inc. from 1996 to 2000, including Director, Financial Analysis.  Prior to joining Continental, Mr. Hunt was employed with BDO Seidman, LLP.

Clive A. Seal, age 64, has been President and General Manager of Pinnacle Airlines, Inc. since October 2007.  He served as Vice President, Flight Operations from April 2005 until October 2007.  Previously, Mr. Seal held several positions at Federal Express, where he spent 32 years. He began his career as a line pilot, progressing to Chief Pilot, Director of Operations and spent ten years as Vice President, Flight Operations.

George A. Casey, age 61, has been President and General Manager of Colgan Air, Inc. since October 2007.  Mr. Casey is a 35-year veteran of the airline industry.  He joined Pinnacle Airlines, Inc. in 2003 as Director of the Corporate Education Center.  He was previously Chief Operating Officer of Gulfstream Airlines, and held numerous positions at Express One Airlines and Eastern Airlines.

Barry G. Baker, age 49, has been Vice President, Maintenance and Engineering, of Pinnacle Airlines, Inc. since September 2002. Mr. Baker joined the Company in January 1996 and served as the Director of Maintenance from April 1999 through August 2002. Prior to joining the Company, Mr. Baker was the Manager of Maintenance Operations for Flagship Airlines from 1988 to 1996. Previously, Mr. Baker held various positions at A V Air, Inc. from 1985 to 1988.

Brian T. Hunt, age 49, has been Vice President and General Counsel of the Company since January 2009.  Prior to joining the Company, Mr. Hunt was Senior Vice President, General Counsel and Corporate Secretary at ATA Airlines, Inc. from 1990 to December 2008.   Prior to joining ATA Airlines, Mr. Hunt was in private law practice in Indianapolis, IN.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation Committee of the Board administers all plans and programs connected with compensation of the named executive officers (“NEOs”).  Information concerning the Compensation Committee, its current members, and its charter is provided under the caption “The Compensation Committee.”

General Philosophy

The objectives of the Company's executive compensation programs are:

•	to attract and retain the best and most qualified executives,
•	to motivate executives to achieve the Company's goals,
•	to link executive and stockholder interests through the use of equity-based compensation and
•	to compensate executives competitively and in a manner that recognizes both corporate achievement and individual contributions.

The Company reviews the executive compensation of other companies of similar size and composition within the airline industry (including those whose performance is reflected in the stock performance graph contained in our Annual Report to Stockholders, which accompanies this Proxy Statement) and strives to set overall compensation for its executives in the median of the range.  This philosophy applies to all executives of the Company, as well as other key employees.

Each year, the Compensation Committee reviews the Company's executive compensation policies and programs and the overall compensation paid to the Company's executive officers.  The Compensation Committee approves all base salary changes and determines the number and amount of long-term incentive awards for the Chief Executive Officer (“CEO”), Chief Financial Officer ("CFO") and Chief Operating Officer ("COO").  The Compensation Committee regularly reviews competitive market compensation data to establish total target compensation levels for the Company's executives.  In evaluating executive compensation, including the determination of competitive market data, the Compensation Committee periodically obtains the advice of independent consultants.  The Compensation Committee and its consultants primarily review compensation for executives at regional and major airline companies. In addition, the Compensation Committee and its consultants review and consider as necessary the executive compensation policies of other publicly-traded companies with characteristics deemed to be comparable to those of the Company.

To assist the Company in establishing “target overall compensation” – i.e., the aggregate level of compensation that it will pay if performance goals are fully met – the Compensation Committee periodically completes a comprehensive evaluation of the Company's compensation plan for its executive officers, with the assistance of its independent consultants.  As to incentive compensation paid with respect to 2008, the Compensation Committee hired Mercer Human Resources to assist in gathering information and providing analyses with respect to compensation paid by the Company, as compared to other publicly-traded regional airlines (including those whose performance is reflected in the stock performance graph contained in our Annual Report to Stockholders, which accompanies this Proxy Statement).

All executive compensation amounts, goals, objectives, plans, policies and programs recommended by the Compensation Committee are subject to approval by the Company’s Board of Directors before implementation by the Company, and any such approval must have been by a majority of the independent directors of the Company.

Compliance with the $1 Million Limit on Deductible Compensation.  In 1993, Section 162(m) of the Internal Revenue Code was enacted which denies a publicly held corporation, such as the Company, a federal income tax deduction for compensation in excess of $1 million in a taxable year paid to each of its chief executive officer and the four other most highly compensated executive officers. Certain "performance based" compensation, such as stock options awarded at fair market value, is not subject to the limitation on deductibility provided that certain stockholder approval and independent director requirements are met.

To the extent consistent with the Company's compensation policies and the Compensation Committee's assessment of the interests of stockholders, the Company intends to design its executive compensation programs to preserve its ability to deduct compensation paid to executives under these programs. However, the Compensation Committee will balance the costs and burdens involved in compliance with the limitations for deductibility contained in Section 162(m) against the value of the tax benefits to be obtained by the Company thereby, and may in certain instances pay compensation that is not fully deductible if in its determination such costs and burdens outweigh such tax benefits.

Allocation among Components

There are three basic components to the Company's executive compensation programs: base salary, annual incentive compensation and long-term incentive compensation (including equity participation).

Base Salaries

In general, salaries are targeted at the median market levels for regional airline executives.  Certain salaries are adjusted up or down from target for individual performance, experience, skills, tenure and the need for retention.  The Compensation Committee believes it is crucial for the Company to provide executive salaries within a competitive market range in order to attract and retain highly talented executives. The specific competitive markets considered depend on the nature and level of the positions in question, the labor markets from which qualified individuals are recruited, and the companies and industries competing for the services of the Company's executives.

Base salary levels are also dependent on the performance of each individual executive over time. Thus, executives who sustain higher levels of performance over time will have correspondingly higher salaries. Salary adjustments are based on competitive market salaries and general levels of market increases in salaries, individual performance, overall financial results and changes in job duties and responsibilities. All base salary increases are based on a philosophy of relative salary equity, market demand and pay-for-performance.

During 2008, the Company engaged Mercer to perform an independent review of its executive compensation.  The consultants compared the base salaries of the Company’s executives to other comparable executives in the airline industry, with a particular focus on the regional airline industry. The results of this review concluded that the CEO, COO and CFO, as well as several other of the Company’s executives, were paid at rates below the midpoint of the market.  Accordingly, those officers, received pay increases to align executive pay with the median pay in the regional airline industry.

CEO base salary.   Mr. Trenary’s base salary is determined annually by the Compensation Committee.  During 2008, Mr. Trenary received a base salary of $367,000.  Effective July 1, 2008, Mr. Trenary's base salary was increased to $380,000.  This increase was based on the information gathered during the review by Mercer.  After this increase, Mr. Trenary’s base salary was at the midpoint of the range for the market.  In establishing Mr. Trenary's compensation, the Compensation Committee also considered his expected future contributions to the Company’s performance.

NEOs’ base salaries.  Base salaries for other NEOs are determined by the Compensation Committee each year taking the CEO’s recommendations into account. Recommendations are generally based on corporate performance (as measured by financial, quality and strategic objectives), individual overall performance during the prior year, and competitiveness in the market.  As previously mentioned, the Company strives to pay its executives at levels consistent with the midpoint of the range for our industry.  Effective July 1, 2008, Mr. Shockey’s base salary was increased from $253,000 to $262,000 and Mr. Hunt’s base salary was increased from $231,000 to $239,000.  These increases were made after the Mercer review and bring the salaries to the midpoint of the range for the market.  Salaries for the Company’s other executives were also adjusted to a level consistent with the midpoint of the range for the market.

Annual Incentive Compensation

The Company's Annual Management Bonus Plan provides for the payment of cash incentive awards to participants based on the achievement of certain corporate, operational unit and personal performance goals for the year.  The corporate component of the incentive plan requires management to achieve corporate-wide objectives, such as achieving a pre-determined level of income. The operational unit component is based on certain operational objectives for the respective unit, such as achieving certain levels of on-time performance or achieving a target for the percentage of completed flights. These operational unit objectives are established at the beginning of each year.  The personal performance component is based on the participant's performance relative to his or her individual performance objectives for the year, which are weighted to reflect their relative priority.  Each year, the Compensation Committee establishes and the Board approves the corporate, operational unit, and personal performance objectives and priorities for the CEO, CFO and COO, in order to elicit management behaviors that will, in the then current judgment of the Board of Directors, yield the greatest benefit to the Company’s stockholders. These objectives and their relative priorities vary from year to year.  Objectives vary widely, including, among others, financial, operations, staffing, personnel relations and customer goals.

The maximum annual incentive amounts for each of the NEOs are as follows:

Name	Annual Incentive Compensation Target as a Percentage of Base Salary	Annual Incentive Compensation Maximum as a Percentage of Base Salary
Philip H. Trenary	60%	120%
Douglas W. Shockey	50%	100%
Peter D. Hunt	50%	100%
Clive A. Seal	25%	31.25%
Barry G. Baker	25%	31.25%

Each year, the Compensation Committee compares each executive’s performance for the year to the performance goals established at the beginning of the year.  The Compensation Committee carefully considers each executive’s performance for the year and after due deliberation, thoughtfully chooses the appropriate amount of incentive compensation to recommend to the Board, within the limitations in the foregoing table.  Although this form of incentive compensation is generally awarded after the successful completion of pre-determined performance targets, the amount of compensation to recommend for grant, if any, is solely in the discretion of the Compensation Committee.  The Company does not have a fixed policy or contractual right to retroactively recoup incentive compensation paid if the performance measure is later adjusted in a way that would have reduced the size of such compensation.

The cash incentive payment for 2008, which was paid in January 2009 to each of the NEOs, is shown in the "Bonus" column of the Summary Compensation Table.

Long-Term Incentive Compensation

Under the Company's stock incentive plans, the Compensation Committee may grant stock options and other stock-based awards to officers and key employees of the Company. This equity participation is designed to align the interests of the employees receiving stock awards with the Company's stockholders over the long term and is used as a retention tool. The Company's long-term equity-based compensation program consists primarily of stock option and restricted stock grants that vest over a multi-year period.  In addition, awards of deferred stock and restricted units may be made on a selective basis to individual executives to enhance the incentive for them to remain with the Company.  The Company periodically grants new awards to provide continuing incentives for future performance.  Like base salary and the annual incentive payments, award levels are set with regard to competitive considerations, and each individual's actual award is based upon the individual's performance, potential for increased responsibility and contributions, leadership ability and commitment to the Company's strategic efforts.  The Compensation Committee generally considers grants in January of each year, although grants can be made by the Board at any time.

Long-term incentives historically have been granted in increments of 50% restricted stock and 50% stock options based on the following base salary multiples:

Name	Target Percentage of Base Salary	Maximum Percentage of Base Salary
Philip H. Trenary	200%	250%
Douglas W. Shockey	150%	187.5%
Peter D. Hunt	150%	187.5%
Clive A. Seal	100%	125%
Barry G. Baker	75%	93.75%

The Company values its stock options at fair value in accordance with Statements of Financial Accounting Standard No. 123 (Revised), Share-Based Payment (“SFAS 123R”).  The Company utilizes the Black-Scholes-Merton multiple-option pricing valuation model to measure the fair value of stock option grants under SFAS 123R.   The Company values its grants of restricted stock at fair value using the closing stock price on the date of grant.

In January 2009, the Company granted 278,336 shares of restricted stock to its executive officers and members of its Board of Directors and 625,899 stock options to its executive officers, members of its Board of Directors and certain other employees, respecting the performance of the directors, employees and the Company in 2008.  Both the restricted stock and option grants vest ratably over a three-year period and the options expire ten years from the grant date.

The Company does not require its officers to retain any particular number of shares of its stock.  The Compensation Committee does consider amounts paid or realizable from prior compensation and the tax impact of different forms of compensation in setting current compensation, in its discretion, but has no formulaic approach to these factors.

Severance Benefits

The Company entered into employment agreements with Messrs. Trenary, Shockey and Hunt in August 2005.  Under each agreement, in the event of a termination of the executive’s employment by the Company other than for ‘‘cause’’ (as defined in the Compensation Agreements) or by the executive for ‘‘good reason’’ (as defined in the Compensation Agreements), subject to the executive’s execution of a general release, the executive would receive:

•
a severance payment equal to the sum of one-and-one-half (1.5) times (2.0 times for Mr. Trenary) the executive’s annual base salary (except in the event of certain terminations upon a “change in control” of the Company [as defined in the Compensation Agreements], in which event it is 2.0 times for all three executives),

•	the target incentive bonus the executive would have received with respect to the year of termination and
•	coverage under the Company’s medical and dental plans until the earlier of the second anniversary of the executive’s termination of employment or the date the executive is employed by a new employer.

On December 12, 2008, the Company entered into amended and restated management compensation agreements (the “Restated Agreements”) with Messrs. Trenary, Hunt and Shockey.  The previous Compensation Agreements were amended and restated to make several technical changes that were designed to bring the Executives’ agreements into compliance with Section 409A of the Internal Revenue Code of 1986.

Each of these executives also is subject to a one-year covenant not to compete with the Company, subject to certain conditions, or to solicit its employees upon termination of his employment with the Company, as well as a covenant not to reveal the Company’s confidential information or disparage the Company during the term of employment or thereafter. Notwithstanding the provisions of the agreements, each executive agrees that any payments or benefits not permitted by the Air Transportation Safety and System Stabilization Act will be deferred until allowed under the Act and, to the extent the Act does not permit deferral of any payments or benefits, the payments and benefits will not exceed the maximum amount allowed under the Act.

If any of Messrs. Trenary, Shockey and Hunt had become eligible to receive post-termination compensation under his respective Restated Agreement on December 31, 2008, the executive officer would have received the following amounts in equal biweekly installments over two years:

Name	Severance payment if terminated by the Company other than for “cause” or by the NEO for “good reason”	Severance payment if terminated upon a “change in control” of the Company
Philip H. Trenary	$1,012,253	$1,012,253
Douglas W. Shockey	$547,938	$678,753
Peter D. Hunt	$484,952	$604,323

The above table includes two years of benefits under the Company’s medical and dental plans, calculated using the COBRA rates in effect for 2009. These benefits totaled $24,676 for Mr. Trenary, $24,676 for Mr. Shockey and $7,466 for Mr. Hunt.

The Company does not have employment contracts with any of its other executives.  Any severance benefits granted would be on a case-by-case basis.

401(k) Plan

The Pinnacle Airlines, Inc. Savings Plan (the “Savings Plan”), is a defined contribution plan covering substantially all employees of Pinnacle Airlines, Inc. and Pinnacle Airlines Corp.  Each year, participants may contribute a portion of their pretax annual compensation, as defined in the Savings Plan, subject to Internal Revenue Code limitations.  Participants may also contribute amounts representing distributions from other qualified plans.  Participants who have attained age 50 before the end of the plan year are eligible to make catch-up contributions.

In 2008, the Company’s match for participants who were not represented for purposes of collective bargaining, including executive officers, was based on the following table:

Employee Contribution	Company Match

First 3%	Dollar for dollar, or 100%
Next 3%	Matched at 67%

The Company’s 2008 matching 401(k) contribution for each of the NEOs is included in the “All Other Compensation” column of the Summary Compensation Table.

Effective March 1, 2009 the Company suspended its Savings Plan match for all non-pilot employees.

Perquisites and Other Benefits

The Company grants certain perquisites to its executives that are not available to other employees.  During 2008, the amount of perquisites did not exceed $10,000 in the aggregate for any of the NEOs.

Flight Benefits

Each of the NEOs and certain other officers of the Company receive flight benefits on Pinnacle Airlines, Inc. and Northwest flights.  These benefits permit positive space travel by the executive and the executive’s family.  Such flight benefits for personal travel represent taxable income for each executive at a value determined by the Company in accordance with industry standards.  Our Airline Services Agreement with Northwest provides for this benefit at no incremental cost to the Company.

Other Perquisites

Other perquisites granted to the Company’s executive officers include an annual wellness visit to the Mayo Clinic, an annual membership to Northwest’s WorldClubs program, and complimentary parking at the Memphis International Airport.

EXECUTIVE COMPENSATION

The table below summarizes the total compensation paid or earned by each of the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers of the Company (the “Named Executive Officers” or “NEOs”) for the years ended December 31, 2008, 2007 and 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)2)	Option Awards ($)2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	Other Annual Compensation ($)(3)	Total ($)
Philip H. Trenary	2008	373,118	236,183	395,080	395,080	—	—	11,500	1,410,961
President and Chief Executive Officer	2007	385,359	291,897	260,325	260,325	—	—	11,250	1,209,156
	2006	341,702	398,563	112,340	112,340	—	—	11,000	975,945

Douglas W. Shockey	2008	257,001	154,881	183,594	183,594	—	—	11,500	790,570
Vice President and Chief Operating Officer	2007	271,964	170,611	114,088	114,088	—	—	11,250	682,001
	2006	185,120	183,182	45,646	45,646	—	—	10,507	470,101

Peter D. Hunt	2008	234,519	127,813	170,345	170,345	—	—	11,500	714,522
Vice President and Chief Financial Officer	2007	251,518	156,075	106,886	106,887	—	—	11,250	632,616
	2006	169,998	182,949	41,917	41,918	—	—	11,000	447,782

Clive A. Seal	2008	201,677	34,537	74,924	74,538	—	—	11,500	397,176
president and general manager, pinnacle airlines, inc.	2007	185,524	43,367	41,441	41,054	—	—	11,250	322,636
	2006	160,485	44,053	21,271	20,890	—	—	9,204	255,903

Barry Baker	2008	154,576	27,389	48,918	48,918	—	—	8,484	288,285
Vice President, Maintenance and Engineering, Pinnacle Airlines, Inc.	2007	154,670	34,755	29,771	30,166	—	—	8,484	257,846
	2006	135,662	38,121	10,636	11,025	—	—	7,125	202,569

(1)	The amounts shown represent payments under the Company’s Annual Management Bonus Plan and the annual cash retention payment.
(2)
Amounts shown do not reflect compensation actually received by the NEO.  Instead, the amounts shown are the compensation costs recognized by the Company in 2008, 2007 and 2006 as determined in accordance with SFAS 123R, and thus includes amounts from awards granted in prior years. The assumptions used in determining these amounts are discussed in Note 14 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2008.

(3)	The amounts shown represent the Company’s contributions to the Savings Plan. During 2008, the amount of perquisites did not exceed $10,000 in the aggregate for any one of the NEOs.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth summary information concerning the grants of plan-based awards to the NEOs during the year ended December 31, 2008.

								All Other	All Other
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			Stock Awards: Number of Shares	Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock and
Name	Grant Date	Thresh-old ($)	Target ($)	Maxi-mum ($)	Thresh-old (#)	Target (#)	Maxi- mum (#)	of Stock Units (#)	Underlying Options (#)	Option Awards (2) ($/Sh)	Option Awards (3) ($)
Philip H. Trenary	1/15/2009	—	—	—	95,894	191,787	239,734	—	—	—	—
	1/5/2008	—	—	—	—	—	—	28,093	—	—	403,696
	1/5/2008	—	—	—	—	—	—	—	59,683	$14.37	403,696

Douglas W. Shockey	1/15/2009	—	—	—	49,539	99,078	123,848	—	—	—	—
	1/5/2008	—	—	—	—	—	—	14,513	—	—	208,550
	1/5/2008	—	—	—	—	—	—	—	30,832	$14.37	208,550

Peter D. Hunt	1/15/2009	—	—	—	45,205	90,409	113,011	—	—	—	—
	1/5/2008	—	—	—	—	—	—	13,243	—	—	190,300
	1/5/2008	—	—	—	—	—	—	—	28,134	$14.37	190,300

Clive A. Seal	1/15/2009	—	—	—	25,458	50,916	63,645	—	—	—	—
	1/5/2008	—	—	—	—	—	—	7,029	—	—	101,007
	1/5/2008	—	—	—	—	—	—	—	14,933	$14.37	101,007

Barry G. Baker	1/15/2009	—	—	—	14,765	29,530	36,913	—	—	—	—
	1/5/2008	—	—	—	—	—	—	3,914	—	—	56,240
	1/5/2008	—	—	—	—	—	—	—	8,314	$14.37	56,240

(1)
These columns show the range of payouts targeted for 2008 under the Company’s stock incentive plan as described in the section “Long-Term Incentive Compensation” in the Compensation Discussion and Analysis.  The 2008 target equity grant for all officers and directors of the Company was modified due to limitation of the number of shares available under the 2003 Stock Incentive Plan.  The equity grant for 2008 performance was made in January 2009 at the following levels:  Mr. Trenary, Mr. Shockey,  Mr. Hunt, Mr. Seal and Mr. Baker, 100% of the modified target.

(2)	The exercise price of options granted is the closing stock price on the day of the grant.
(3)
The values of the stock and option awards are based on the fair value as of the grant date of the award determined pursuant to SFAS 123R.  The exercise price for the options awarded to the NEOs has not been deducted from the amounts indicated.  Regardless of the value placed on a stock option as of the grant date, the actual value of the option will depend on the market value of the Company's common stock on such date in the future when the option is exercised.  The proceeds to be paid to the NEOs following any such exercise will not include the option exercise price.

OUTSTANDING EQUITY AWARDS AT YEAR-END

	Option Awards					Stock Awards
Name	Number Of Securities Underlying Unexercised Options (#) Exercisable	Number Of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number Of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number Of Shares Or Units Of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Philip H. Trenary	—	—	—	—	—	63,413	107,802(1)	—	—
	232,700(2)	—	—	14.00	11/25/2013	—	—	—	—
	32,267(3)	32,266(3)	—	6.47	1/05/2016	—	—	—	—
	17,323(4)	34,646(4)	—	16.76	1/04/2017	—	—	—	—
	—	59,683(5)	—	14.37	1/05/2018	—	—	—	—

Douglas W. Shockey	—	—	—	—	—	29,870	50,779(1)	—	—
	129,073(2)	—	—	14.00	11/25/2013	—	—	—	—
	13,111(3)	13,110(3)	—	6.47	1/05/2016	—	—	—	—
	8,023(4)	16,044(4)	—	16.76	1/04/2017	—	—	—	—
	—	30,832(5)	—	14.37	1/05/2018	—	—	—	—

Peter D. Hunt	—	—	—	—	—	27,601	46,922(1)	—	—
	24,080(3)	12,039(3)	—	6.47	1/05/2016	—	—	—	—
	7,618(4)	15,234(4)	—	16.76	1/04/2017	—	—	—	—
	—	28,134(5)	—	14.37	1/05/2018	—	—	—	—

Clive A. Seal	—	—	—	—	—	12,766	21,702(1)	—	—
	6,000(3)	6,000(3)	—	6.47	1/05/2016	—	—	—	—
	2,352(4)	4,702(4)	—	16.76	1/04/2017	—	—	—	—
	—	14,933(5)	—	14.37	1/05/2018	—	—	—	—

Barry G. Baker	—	—	—	—	—	7,877	13,391(1)	—	—
	21,500(2)	—	—	14.00	11/25/2013	—	—	—	—
	3,167(3)	3,166(3)	—	6.47	1/05/2016	—	—	—	—
	2,247(4)	4,492(4)	—	16.76	1/04/2017	—	—	—	—
	—	8,314(5)	—	14.37	1/05/2018	—	—	—	—

(1)	Market value was calculated using $1.70, the closing price of the Company’s common stock as reported on NASDAQ on December 31, 2008.
(2)	These options were granted on November 25, 2003 and are fully vested.
(3)	These options were granted on January 5, 2006 and vest in one-third increments over three years. As of January 5, 2009, these options were fully vested.
(4)	These options were granted on January 4, 2007 and vest in one-third increments over three years.
(5)	These options were granted on January 5, 2008 and vest in one-third increments over three years.

OPTION EXERCISES AND STOCK VESTED FOR 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Philip H. Trenary	—	—	26,462	380,264
Douglas W. Shockey	—	—	11,255	161,734
Peter D. Hunt	—	—	10,464	150,363
Clive A. Seal	—	—	4,536	65,178
Barry G. Baker	—	—	2,815	40,456

(1)	Value realized on exercise reflects the difference between the exercise price of the stock option and the underlying market price of the common stock at the time of exercise.
(2)	Value realized on vesting is determined by using number of shares vested multiplied by the closing market price of our common stock on the vesting date.

COMPENSATION OF DIRECTORS

Each director who is not a salaried officer or employee of the Company receives:

•	an annual retainer fee of $25,000;

•
an annual equity-based grant with an approximate value of $35,000 on the date of grant, in a mix of 50/50 restricted stock and stock options (based on value), with the restricted stock and the options vesting in one-third increments over three years and the options having a 10-year term to exercise;

•
a meeting attendance fee of $1,500 per meeting of the Board of Directors, the Compensation Committee, the Nominating Committee, the Finance Committee, and the Operational Performance and Safety Committee;

•	a meeting attendance fee of $2,500 per meeting of the Audit Committee; and

•	reimbursement of all out-of-pocket expenses incurred in performance of the director’s duties.

Directors receive an amount equal to half of the meeting attendance fee for all telephonic Board of Directors and committee meetings.  The Chairman of the Company's Board of Directors receives an additional $50,000 annual retainer fee, the Chairman of the Audit Committee is paid an additional $20,000, and the Chairman of the Compensation Committee, the Chairman of the Operational Performance and Safety Committee, the Chairman of the Finance Committee and the Chairman of the Nominating Committee are each paid an additional $10,000.

In addition, each independent director receives flight benefits on Pinnacle Airlines, Inc., Northwest and Mesaba Aviation, Inc. flights.  These benefits permit positive space travel by the director and the director’s family.  Such flight benefits for personal travel represent taxable income for each director at a value determined by the Company in accordance with industry standards.  Our Airlines Services Agreement with Northwest provides for this benefit at no incremental cost to the Company.

The following table sets forth summary information concerning the compensation during the year ended December 31, 2008 for each of the independent directors:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Donald J. Breeding	120,417	17,437	17,436	—	—	—	155,290
Ian Massey	79,833	11,603	11,602	—	—	—	103,038
James E. McGehee, Jr.	61,750	17,437	17,436	—	—	—	96,623
Thomas S. Schreier, Jr.	69,500	17,437	17,436	—	—	—	104,373
R. Philip Shannon	89,500	17,437	17,436	—	—	—	124,373
Alfred T. Spain	52,750	—	—	—	—	—	52,750
Nicholas R. Tomassetti	73,250	17,437	17,436	—	—	—	108,123

(1)
Philip H. Trenary, the President and CEO of the Company, is not included in the foregoing table as he is an employee of the Company and receives no monetary compensation for his services as a director. Mr. Spain was not awarded stock or stock options because he was appointed to the Board of Directors after the awards were made for 2008. Susan Coughlin is not included in the table because she was not appointed to the Board of Directors until December 2008 and received no compensation during 2008.

(2)
Amounts shown do not reflect compensation actually received by the Director.  Instead, the amounts shown are the compensation costs recognized by the Company in 2008 as determined in accordance with SFAS 123R, and thus includes amounts from awards granted in prior years. The assumptions used in determining these amounts are discussed in Note 14 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2008

(3)
As of December 31, 2008, each director had the following numbers of unvested restricted shares outstanding:  Mr. Breeding, 2,816; Mr. Massey, 1,914; Mr. McGehee, 2,816; Mr. Schreier, 2,816; Mr. Shannon, 2,816; and Mr. Tomassetti, 2,816.

(4)
As of December 31, 2008, each director had the following numbers of stock options outstanding:  Mr. Breeding, 27,787; Mr. Massey, 4,629; Mr. McGehee, 13,187; Mr. Schreier, 30,687; Mr. Shannon, 30,687; and Mr. Tomassetti, 7,935.  These options were granted in various years from 2003 to 2008 and have various vesting dates.

(5)	During 2008, the amount of perquisites did not exceed $10,000 in the aggregate for any one of the independent directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Each director, executive officer (and, for a specified period, certain former directors and executive officers) and each holder of more than ten percent of a class of our equity securities is required to report to the SEC his or her pertinent position or relationship, as well as transactions in those securities, by specified dates. Based solely upon a review of filings with the SEC and written representations that no other reports were required, the Company believes that all of the Company's directors and executive officers complied with Section 16(a) during fiscal year 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee, pursuant to the Audit Committee Charter, is authorized to review and approve or disapprove, in its sole discretion, in advance, any proposed related-party transaction, within the meaning of NASDAQ listing standards and rules and regulations promulgated by the SEC.  Under the Audit Committee policies, transactions involving amounts in excess of $120,000 in which a related person has a direct or indirect material interest are subject to review and approval or disapproval.  The Audit Committee will approve such a transaction only if it determines that the transaction is in the best interest of the Company.

In considering a related party transaction, the Audit Committee will consider all relevant factors, including as applicable (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to the Company.

The Audit Committee will periodically monitor the transaction to ensure that there are no changed circumstances that would render it advisable for the Company to amend or terminate the transaction.  Management or the affected director or executive officer is to bring the matter to the attention of the Audit Committee.  If a member of the Audit Committee is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction.

In 2008, no financial transactions were disclosed or proposed through the Company’s process for review, approval or ratification of transactions with related persons in which (i) the Company was or is to be a participant, (ii) the amount exceeded $120,000, and (iii) any related person had or will have a direct or indirect material interest.

Beneficial Ownership by Certain Persons

The following table sets forth, as of March 26, 2009, information with respect to persons owning beneficially (to our knowledge) more than five percent of our common stock:

Name and Address of Beneficial Holder	Number of Shares	Percent of Class(1)

Monish Pabrai 114 Pacifica Suite 240 Irvine, CA 92618	2,800,488	15.3%(2)
Apollo Capital Management, L.P. One Manhattanville Road Suite 201 Purchase, New York 10577	1,539,695	8.4%(3)
UBS AG Banhofstrasse 45 P.O. Box CH-8021 Zurich, Switzerland	1,046,000	5.7%(4)

(1)	Based on 18,342,334 shares of common stock outstanding on March 26, 2009.
(2)
Under SEC beneficial ownership rules, Mohnish Pabrai and Dalal Street, LLC (“Dalal”) are each deemed to beneficially own in the aggregate the same shares of common stock as described further in this footnote.  The information in this table relating to Dalal and Mr. Pabrai is based on a Schedule 13G/A filed with the SEC on February 17, 2009 with respect to the Company on behalf of The Pabrai Investment Fund 2 L.P. (“PIF2”), Pabrai Investment Fund 3, Ltd. (“PIF3”), The Pabrai Investment Fund IV, L.P. (“PIF4”), Dalal, Harina Kapoor, Mr. Pabrai’s spouse, and Mr. Pabrai. Dalal is the general partner and investment manager of PIF2, PIF3 and PIF4.  Mr. Pabrai is the managing member of Dalal.  Because of the relationships among these persons, they may be deemed to constitute a “group” under SEC beneficial ownership rules and as such, each member of the group would be deemed to beneficially own, in the aggregate, all of the shares of common stock held by each of the other members of the group.  Each of these persons disclaims membership in a group and disclaims beneficial ownership of any of the shares of common stock except that PIF2 claims beneficial ownership of 119,318 shares, PIF3 claims beneficial ownership of 1,368,453 shares, PIF4 claims beneficial ownership of 1,181,600 shares, Dalal claims beneficial ownership of 63,600 shares, Ms. Kapoor claims beneficial ownership with respect to 67,517 shares, and Mr. Pabrai claims beneficial ownership of 2,800,488 shares. We have not included in the table above the 67,517 shares owned by Ms. Kapoor because all of those shares are included in the 2,800,488 shares owned by Mr. Pabrai.

(3)
This information is based on the Amendment to the Schedule 13G filed on February 13, 2009 by Apollo Value Management, L.P., which reported that as of December 31, 2008, it and its subsidiaries had shared power to vote or direct the vote  and shared power to dispose or direct the disposition of the following numbers of shares:  Apollo Value Investment Master Fund, L.P., 535,958 shares; Apollo Value Management, L.P., 535,958 shares; Apollo Value Advisors, L.P., 535,958 shares; Apollo Value Management G.P., LLC, 535,958 shares; Apollo Value Capital Management, LLC, 535,958 shares; Apollo Strategic Value Master Fund, L.P., 654,368 shares; Apollo SVF Management, L.P., 1,003,737 shares; Apollo SVF Advisors, L.P., 654,368 shares; Apollo SVF Capital Management, LLC, 654,368 shares; Apollo SVF Management GP, LLC, 1,003,737 shares; Apollo Special Opportunities Managed Account, L.P., 349,369 shares;  Apollo SOMA Advisors, L.P. 349,369 shares; Apollo SOMA Capital Management GP, LLC, 349,369 shares; Apollo Capital Management, L.P., 1,539,695 shares; Apollo Capital Management, GP, LLC, 1,539,695 shares; Apollo Principal Holdings II, L.P., 1,539,695 shares; Apollo Principal Holdings II G.P., LLC, 1,539,695 shares.

(4)
This information is based on a Schedule 13G filed on February 13, 2009 by UBS AG (for the benefit and on behalf of UBS Investment Bank, Wealth Management USA, and Global Wealth Management and Business Banking business groups of UBS AG), which reported that as of December 31, 2008, it had the sole power to vote or direct the vote and sole power to dispose or direct the disposition of 1,046,000 shares.

Beneficial Ownership of Common Stock by Directors and Executive Officers

The following table shows, as of March 26, 2009, the number of shares of common stock beneficially owned by each of the Company's current directors and nominees, the NEOs, and all executive officers and directors as a group.  These individuals may be contacted at our executive offices:  1689 Nonconnah Blvd., Suite 111, Memphis, Tennessee 38132.  Except as indicated below, each of the individuals has sole voting and investment power as to the owned securities.

Name of Beneficial Holder	Common Stock	Unvested Restricted Stock	Options Exercisable	Total	Percent of Class (1)
Philip H. Trenary	67,293(2)	91,805	351,773	510,871	2.8%
Douglas W. Shockey	27,348	46,953	181,616	255,917	1.4%
Peter D. Hunt	36,410	43,497	60,732	140,639	*
Clive A. Seal	11,414	22,937	21,680	56,031	*
Barry G. Baker	7,135	13,646	35,097	55,878	*
Directors:
Donald J. Breeding(5)	5,607	4,119	25,382	35,108	*
Susan Coughlin	-	2,959	-	2,959	*
Ian Massey	1,102	4,119	2,224	7,445	*
James E. McGehee, Jr.	77,057	4,119	10,782	91,958	*
Thomas S. Schreier, Jr.	13,107(3)	4,119	28,282	45,508	*
R. Philip Shannon	7,757(4)	4,119	28,282	40,158	*
Alfred T. Spain	-	2,959	-	2,959	*
Nicholas R. Tomassetti	6,607	4,119	5,530	16,256	*
All directors and executive officers as a group (13 persons)	260,837	249,470	751,380	1,261,687	6.9%

*	Indicates ownership of less than one percent of the outstanding shares of common stock of the Company.
(1)	Based on 18,342,334 shares of common stock outstanding on March 26, 2009.
(2)	Includes 1,400 shares held in trust for Mr. Trenary's wife.
(3)	Includes 4,500 shares held by Mr. Schreier's children.
(4)	Includes 550 shares held by Mr. Shannon's wife.
(5)
The Company’s Corporate Governance Guidelines require that each Director own at least the number of shares of stock (or rights to restricted stock or options) in the Company equal to the highest number of such shares, rights or options (in the aggregate) granted to such Director in 2007 or in any single subsequent year.

2010 Annual Meeting

Any stockholder who wants to present a proposal at the 2010 Annual Meeting of Stockholders and to have that proposal set forth in the Proxy Statement and form of proxy mailed in conjunction with that annual meeting must submit that proposal in writing to the Secretary of the Company, and it must be received by the Secretary of the Company at our principal executive offices by December 10, 2009 to be considered for inclusion. The Company's bylaws require that for nominations of persons for election to the Board of Directors or the proposal of business not included in the Company's notice of the meeting to be considered by the stockholders at an annual meeting, a stockholder must give timely written notice thereof. To be timely for the 2010 Annual Meeting of Stockholders, that notice must be delivered to the Secretary of the Company at our principal executive offices not less than 45 days and not more than 75 days prior to May 21, 2010. However, if the 2010 Annual Meeting of Stockholders is advanced by more than 30 days, or delayed by more than 30 days, from May 21, 2010, then the notice must be delivered not later than the close of business on the later of (a) the ninetieth day prior to the 2010 annual meeting or (b) the tenth day following the day on which public announcement of the date of the 2010 annual meeting is first made. The stockholder’s notice must contain and be accompanied by certain information as specified in the bylaws. The Company recommends that any stockholder desiring to make a nomination or submit a proposal for consideration obtain a copy of the Company's bylaws, which may be obtained without charge from the Secretary of the Company upon written request addressed to the Secretary at our principal executive offices.

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE FOLLOW THE ENCLOSED INSTRUCTIONS AND VOTE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY.

The Company's Annual Report on Form 10-K for the year ended December 31, 2008, including exhibits, is available on the Company’s website at www.pncl.com. The Company will furnish a copy of the 10-K to interested security holders without charge, upon written request. The Company will also furnish any exhibit to the 10-K, if requested in writing and accompanied by payment of reasonable fees relating to our furnishing the exhibit. Requests for copies should be addressed to the Company’s Secretary at the Company's headquarters at 1689 Nonconnah Blvd., Suite 111, Memphis, TN 38132.

United States law currently limits to 25% the voting power in our company (or any other U.S. airline) of persons who are not citizens of the United States. A "citizen of the United States" is defined as (1) an individual who is a citizen of the United States, (2) a partnership each of whose partners is a is a citizen of the United States, or (3) a corporation or association created or organized under the laws of the United States or of any State, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons who are citizens of the United States. The enclosed proxy card provides an opportunity for you as a stockholder to indicate if you are NOT a citizen of the United States.